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Exhibit 16.1



May 12, 2000


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Lightning Rod Software, Inc. (formerly CE Software Holdings, Inc.) and, under the date of October 29, 1999, we reported on the consolidated financial statements of CE Software Holdings, Inc. and subsidiaries as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999. On May 11, 2000, our appointment as principal accountants was terminated.
We have read Lightning Rod Software, Inc.'s statements included under
Item 4 of its Form 8-K dated April 28, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Lightning Rod Software, Inc.'s statements that the change was approved by the board of directors, or that PricewaterhouseCoopers was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on CE Software Holdings, Inc. and subsidiaries' financial statements.

Very truly yours,



KPMG LLP

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